            Statement regarding computation of pro forma income per share
                      (In thousands, except per share amounts)

                                                                    Exhibit 11.1



                                                Year Ended
                                                December 31,              Three Months Ended March 31,
                                          ---------------------  ----------------------------------------------
                                                  1996                  1996                   1997
                                          ---------------------  -------------------   ----------------------
                                           Pro       Pro Forma    Pro     Pro Forma     Pro      Pro Forma
                                          Forma     As Adjusted  Forma   As Adjusted   Forma    As Adjusted
                                          ------    -----------  ------  -----------   ------   -----------


Net income - historical                   $8,502      $ 8,502    $  356    $   356     $  918     $   918

Butler net income - historical                          3,708                  159                    560

Fancom net income - historical                          1,517                  259                    441

Pro forma adjustments                                     (85)                 (18)                   155
                                          ------      -------    ------    -------     ------     -------

Net income                                $8,502      $13,642    $  356    $   756     $  918     $ 2,074
                                          ======      =======    ======    =======     ======     =======

Average shares issued and outstanding(1)     602          602       602        602        602         602

Incremental shares applicable to the
  Stock Split                              6,675        6,675     6,675      6,675      6,675       6,675

Incremental shares applicable to
  stock options(2)                           420          420       420        420        420         420

Incremental shares applicable to the
  Preferred Stock Exchange                   605          605       605        605        605         605

Incremental shares applicable to the
  Offering(3)                              1,103        5,000     1,103      5,000      1,103       5,000
                                          ------      -------    ------    -------     ------     -------


Pro forma weighted average common
  shares outstanding                       9,405       13,302     9,405     13,302      9,405      13,302
                                          ======      =======    ======    =======     ======     =======



Pro forma net income per
  common share.....................        $0.90       $ 1.03     $0.04     $ 0.06      $0.10      $ 0.16
                                          ======      =======    ======    =======     ======     =======


Notes
-------

(1) Shares sold in the twelve months prior to the Offering (2 shares after giving effect to the Stock Split) one treated as outstanding for all periods.

(2) Incremental shares applicable to stock options were computed using the treasury stock method assuming an initial public offering price of $15.00 per share. Options granted in the twelve months prior to the Offering (206 shares after giving effect to the Stock Split) are treated as outstanding for all periods.

(3) Pro forma reflects incremental shares applicable to the offering, solely to the extent the proceeds will be used for the Preferred Stock Redemption assuming an initial public offering price of $15.00 per share net of underwritten expenses.